QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.5

LIBERTY INTERACTIVE CORPORATION

FORM OF NOTICE TO STOCKHOLDERS WHO ARE RECORD HOLDERS

Up to [                        ] Shares of Series A Liberty Ventures Common Stock

Issuable Upon Exercise of Transferable Rights

        Enclosed for your consideration is a prospectus, dated [                        ], 2012 (the "Prospectus"), relating to the offering by Liberty Interactive Corporation (the "Company") of transferable rights (the "Series A Rights") to subscribe for shares of the Company's Series A Liberty Ventures common stock, par value $0.01 per share ("Series A Liberty Ventures Common Stock"), by holders of record of the Company's Series A and Series B Liberty Interactive common stock ("Record Date Stockholders") as of 5:00 p.m., New York City time, on the distribution record date (as such term is defined in the Prospectus) (the "Record Date").

        Pursuant to the offering, the Company is issuing Series A Rights to subscribe for up to [                        ] shares of its Series A Liberty Ventures Common Stock, on the terms and subject to the conditions described in the Prospectus. The Series A Rights may be exercised at any time during the subscription period, which commences upon the determination of the Subscription Price (as defined below), which we expect to occur promptly following the 20th trading day after the distribution (as such term is defined in the Prospectus) is completed. The Rights Offering will expire at 5:00 p.m., New York City time, on the 20th trading day following the commencement of the Rights Offering, unless extended by the Company in its sole discretion (as it may be extended, the "Expiration Date"). The Series A Rights are transferable and are listed for trading on The Nasdaq Global Select Market under the symbol "LVNAR" until the Expiration Date.

        As described in the Prospectus, Record Date Stockholders will receive 1/3 of a Series A Right for each share of Series A Liberty Ventures common stock or Series B Liberty Ventures common stock to be received by such holder in the distribution. Each whole Series A Right entitle a holder (the "Rights Holder") to purchase one new share of Series A Liberty Ventures Common Stock, which is referred to as the "Basic Subscription." The subscription price per share (the "Subscription Price") will be equal to a 20% discount to the 20 trading day volume weighted average trading price of the Series A Liberty Ventures common stock beginning on the first day on which the Series A Liberty Ventures common stock begins trading in the regular way on the Nasdaq Global Select Market following the distribution.

        If any shares of Series A Liberty Ventures Common Stock available for purchase in the Rights Offering are not subscribed for by Rights Holders pursuant to the Basic Subscription (the "Remaining Shares"), a Rights Holder that has exercised fully its Series A Rights pursuant to the Basic Subscription may subscribe for any Remaining Shares that are not otherwise subscribed for by Rights Holders, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to these over-subscription privileges as the "Oversubscription Privilege."

        The Series A Rights will be evidenced by subscription certificates (the "Rights Certificates").

        Enclosed are copies of the following documents:

  1.
  Prospectus, dated [                        ], 2012;

  2.
  Rights Certificate; and

  3.
  A return envelope, addressed to Computershare Trust Company, N.A. (the "Subscription Agent").

        Your prompt attention is requested. To exercise Series A Rights, you should complete and sign the Rights Certificate and forward it, with payment of the Subscription Price in full for each share of Series A Liberty Ventures Common Stock subscribed for pursuant to the Basic Subscription and the Oversubscription Privilege to the Subscription Agent, as indicated on the Rights Certificate. The Subscription Agent must receive the properly completed and duly executed Rights Certificate and full payment at or prior to 5:00 p.m., New York City time, on the Expiration Date.

        You will have no right to rescind your subscription after receipt of your payment of the Subscription Price, except as described in the Prospectus. Series A Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

        ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO D.F. KING & CO., INC., THE INFORMATION AGENT, TOLL- FREE AT THE FOLLOWING TELEPHONE NUMBER: 1-888-628-9011.

QuickLinks

  Exhibit 99.5
LIBERTY INTERACTIVE CORPORATION FORM OF NOTICE TO STOCKHOLDERS WHO ARE RECORD HOLDERS
Up to [ ] Shares of Series A Liberty Ventures Common Stock Issuable Upon Exercise of Transferable Rights